CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 33 to the Registration Statement (Form N-1A,
No. 811-21978) of Pioneer Series Trust VI, and to the incorporation by reference of our report, dated December 26, 2017, on Pioneer Flexible Opportunities Fund and Pioneer Floating Rate Fund (two of the portfolios comprising the Pioneer Series Trust VI) included in the Annual Reports to Shareholders for the fiscal year ended October 31, 2017.



		           		/s/ Ernst & Young LLP



Boston, Massachusetts
February 23, 2018